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                                                                   EXHIBIT 10.28

                                                                 October 2, 1998

Jefferson Smurfit Group plc
Beech Hill
Clonskeagh
Dublin 4

Dear Sirs:

         In connection with the entry by Jefferson Smurfit Corporation ("JSC") and Stone Container Corporation ("Stone") into an Agreement and Plan of Merger dated as of May 10, 1998 (the "Merger Agreement"), you or one or more of your subsidiaries will make Mr. Raymond M. Curran available to JSC to serve as its Executive Vice-President-Deputy Chief Executive. In this connection we agree with you as follows:

         1. To pay to you or one or more of your subsidiaries designated by you:

         (a) an aggregate amount necessary to reimburse you or such subsidiary or subsidiaries on a US dollar for US dollar basis for amounts paid to Mr. Curran not to exceed $1.5 million, or in relation to funding pension payments for him not to exceed $2.4 million, in connection with these matters; and

          (b) the aggregate amount, if any, which you or one or more of your subsidiaries may become liable at a future date to pay to Mr. Curran pursuant to the terms of a Long Term Incentive Plan dated as of July 1, 1996 between your company and Mr. Curran (the "LTIP Payment");

provided that the amounts payable under paragraphs (a) and (b) and the amounts payable under paragraph 3 below shall not exceed in the aggregate US$6,500,000.

         2. We agree that the amounts referred to at paragraph 1 (a) above will be payable promptly on your demand at the later of the closing of the Merger (as defined in the Merger Agreement) and the assumption of Mr. Curran's duties with JSC. The amount specified at paragraph 1 (b) above will be payable promptly upon notice from you to us confirming that you or one or more of your subsidiaries have made the LTIP Payment to Mr. Curran and the amount thereof.







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         3. In addition to the above, we agree that we will reimburse to Mr.
Curran promptly on his request all reasonable direct costs of relocation incurred by him in relation to his move to the United States and also all reasonable legal and tax advisory fees incurred by him in connection with such re-location and the purchase of a residence in Chicago.

         4. No amounts will be due hereunder in the event that the closing of the Merger does not occur or Mr. Curran is unavailable to assume his duties with JSC.

         5. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

                                     JEFFERSON SMURFIT CORPORATION

                                     By: /s/ Michael E. Tierney
                                         ---------------------------------------
                                         Name: Michael E. Tierney
                                         Title:  Vice President, General Counsel
                                                 and  Secretary

Agreed and Accepted as of
The date first above written:

JEFFERSON SMURFIT GROUP PLC

By: /s/ Michael E. Pettigrew
    ----------------------------
    Name: Michael E. Pettigrew
    Title:  Secretary


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